Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors Electronic Arts Inc.:

We consent to the use of our audit report dated May 25, 2022, with respect to the consolidated financial statements of Electronic Arts Inc. and the effectiveness of internal control over financial reporting, incorporated herein by reference.

/s/ KPMG LLP
Santa Clara, California August 15, 2022